Exhibit 99.1

NEWS RELEASE

  FOR IMMEDIATE RELEASE
Contact:      Jim Ryan
     (973) 541-3766
     Jim.Ryan@curtisswright.com

CURTISS-WRIGHT UPDATES 2012 GUIDANCE

•
Quarterly guidance adjusted to reflect the impact of accelerating certain charges associated with restructuring within the Metal Treatment  segment, as well as unanticipated additional China AP1000 investments;

•	Company lowers FY2012 diluted EPS range from continuing operations to $2.50-$2.60 as a result of the aforementioned AP1000 investments

PARSIPPANY, NJ – June 28, 2012 – Curtiss-Wright Corporation (NYSE: CW) today announced its intent to move forward with its previously announced potential restructuring initiative within its Metal Treatment segment.  As a result, the Company announced an acceleration in the timing of a portion of the approximately $12.4 million or $0.18 per diluted share of charges, the vast majority of which was previously expected to occur in the fourth quarter.  The company instead will incur non-cash charges of approximately $5 million or $0.08 per diluted share in the second quarter of 2012, with the majority of the remaining restructuring charges to be recorded in the fourth quarter.

The Company also expects the second quarter and full year will be negatively impacted by $0.08 per diluted share related to unanticipated additional investments in the China AP1000® program.  These investments primarily relate to replacement materials for stator jackets and higher estimated labor costs for painting, disassembly, inspection and packaging. This will have no impact on the currently scheduled ship dates.

Based upon these revisions, the Company expects second quarter diluted EPS of $0.44 - $0.48, and full-year diluted EPS of $2.50 - $2.60.

A summary of the guidance changes are provided below:
	Q2	Full Year
May Q2 Diluted EPS Guidance	$0.60 - $0.64	$2.58 - $2.68
Metal Treatment Accelerated Restructuring	($0.08)
China AP1000 Additional Investment	($0.08)	($0.08)
Revised Q2 Diluted EPS Guidance	$0.44 - $0.48	$2.50 - $2.60

Note: All EPS figures presented on a Continuing Operations basis. In addition, the Company now expects approximately 65% of full-year diluted EPS to occur in the second half of the year.
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Second quarter financial results and complete full year guidance are expected to be released after the close of trading on Thursday August 2, 2012.

“As we have indicated previously, building a first-of-a-kind, highly technical pump for such a demanding environment as the AP1000 nuclear reactor does not happen without investing in assurance that the pump will operate safely and properly throughout its sixty year, maintenance-free life”, stated Martin R. Benante, Chairman and Chief Executive Officer of Curtiss-Wright.  “After successfully completing qualification testing of the first pump without any deviations or deficiencies, we concluded that these additional investments were necessary.  These shorter-term investments will lead to longer-term benefits to the AP1000 program in the future.  Also, we formalized our decision to move forward with a major restructuring initiative in our Metal Treatment segment, the quarterly timing of which changed since our previous announcement, which will better position Curtiss-Wright for long-term profitability and growth.”

About Curtiss-Wright Corporation

Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and metal treatment to the defense, energy and commercial/industrial markets.  The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation along with long-standing customer relationships.  The company employs approximately 8,600 people worldwide.  For more information, visit www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies.  Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.